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                                                                   EXHIBIT 10.25




                      [CENTURY CITY SECURITIES INC. LOGO]

                               INVESTMENT BANKERS
                               Member NASD - SIPC


                         FINANCIAL CONSULTING AGREEMENT

     This Financial Consulting Agreement (the "Agreement") is made as of 3-15, 1999 by and between, Team Communications, Inc., a Delaware corporation having its business address at 12300 Wilshire Boulevard, Los Angeles, CA 90024 (hereinafter the "Company") and Century City Securities, Inc., having its principal place of business at 1901 Ave. of the Stars, Los Angeles, CA 90067 (hereinafter "Consultant").

     In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

     1.   PROVISION OF SERVICES

          (a) Consultant agrees, to the extent reasonably requested by the President of the Company and reasonably required in the conduct of the business of the Company, as determined by the Consultant, to place at the disposal of the Company its judgment and experience and to provide business development services to the Company including the following:

               (i)   assist the Company in its public equity marketing efforts;

               (ii) provide access to the Consultant's retail sales force through roadshow stops and conference calls;

               (iii) provide research coverage from the Consultant's Research
                     Department; and

               (iv) advise with regard to stockholder relations and public relations matters.

     All such services shall at all times be at the request of the Company.

          (b) Consultant agrees to use its best efforts at all times in the furnishing of advice and recommendations, and for this purpose Consultant shall at all times maintain or keep available for the Company an adequate organization of personnel or a network of outside professionals for the performance of its obligations under this Agreement.


          1901 Avenue Of The Stars, Suite 1500, Los Angeles, CA 90067
                       (310) 286-2211; Fax (310) 286-2373
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     2.   COMPENSATION. In consideration for services to be rendered under this
Agreement, the Company and Consultant hereby agree that the Company shall (a) pay Consultant a non-refundable fee equal to $5,000 per month for four (4) months, payable monthly, (b) issue Consultant three (3) year warrants to purchase 50,000 Shares of Common Stock at a per share exercise price equal to 110% of the closing bid price of the Company's Common Stock as quoted on the NASDAQ Small Cap Market as of the date hereof and (c) cause to be registered in any registration statement filed by the Company for its own behalf or on behalf of any other selling security holder, all 50,000 shares underlying warrants previously granted by the Company to Consultant.

     The Company agrees to reimburse Consultant for its expenses incurred by the Consultant in connection with its services hereunder. All expenses shall be approved in advance by the Company in writing.

     3. EXPENSES PAYMENT SCHEDULE. Consultant will invoice the Company for its actual expenses for each month within fifteen (15) days of the end of the month. Payment of invoices will be due upon receipt.

     4. LIABILITY OF CONSULTANT. In furnishing the Company with management advice and other services as herein provided, neither Consultant nor any officer, director or agent therefore shall be liable to the Company or its creditors for errors of judgment or for anything except willful malfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations and duties under the terms of this Agreement.

     It is further understood and agreed that Consultant may rely upon information furnished to is reasonably believed to be accurate and reliable and that, except as herein provided, Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or non-action on the basis of any advice, recommendation or approval of Consultant, its partners, employees or agents.

     5. STATUS OF CONSULTANT. Consultant shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Company.

     6. OTHER ACTIVITIES OF CONSULTANT. The Company recognizes that Consultant now renders and may continue to render management and other services to other companies which may or may not have policies and conduct activities similar to those of the Company. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

     7. CONTROL. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct or the affairs of the Company.

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     8.   TERM. Consultant's retention hereunder shall be for a term of one year commencing upon the execution of this Agreement.

     9. MISCELLANEOUS. This Agreement sets forth the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and understandings of every and any nature between them. This Agreement shall be construed and interpreted according to the laws of the State of California.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers or representatives duly authorized the day and year first above written.

                                        TEAM COMMUNICATIONS GROUP, INC.

                                        By: /s/ DREW LEVIN
                                            ------------------------------------
                                        Name:  Drew Levin
                                        Title: Chairman/CEO



Acknowledged and Accepted:              CENTURY CITY SECURITIES, INC.

                                        By: /s/ TODD M. FICETO
                                            ------------------------------------
                                        Name:  Todd M. Ficeto
                                        Title: President
Dated: 3-15-99

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                        [TEAM COMMUNICATIONS LETTERHEAD]

DREW S. LEVIN
CHIEF EXECUTIVE OFFICER


July 29, 1999


Mr. Todd Ficeto
Century City Securities
1901 Avenue of the Stars Suite 1500
Los Angeles CA 90067



                      RE: CONSULTING SERVICES AGREEMENT(S)

Dear Todd:

Enclosed please find your form of warrant for 100,000 shares of TEAM Communications Group, Inc. ("TEAM") common stock at $2.20 per share.

These warrants will serve as your compensation, in lieu of any other payments, for consulting services to be provided on a going forward basis from August 1, 1999 through July 31, 2001. We have previously compensated your firm in cash for services your firm has rendered to TEAM to date.

You have also agreed that any previous warrant agreements which may have been prepared and/or transmitted to you are hereby declared to be null and void as of this date.

Kindest personal regards,


/s/ DREW S. LEVIN
-----------------------------
Drew S. Levin
Chairman and C.E.O.


DSL/
enc.